FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $13.20 FOR END OF THIRD QUARTER 2009

HAMILTON, Bermuda, November 2, 2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) today announced third quarter 2009 basic book value per share of $13.69 and diluted book value per share of $13.20, up 6.6% and 6.5%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended September 30, 2009, was $67.1 million, or $0.80 per diluted share, compared to a net loss of $(186.5) million, or $(2.18) per diluted share, for the quarter ended September 30, 2008.  Net income available to common shareholders for the nine months ended September 30, 2009 was $170.7 million, or $2.01 per diluted share, compared to a net loss of $(111.7) million, or $(1.31) per diluted share, for the nine months ended September 30, 2008.

Operating highlights for the periods ended September 30, 2009 and 2008 included the following:

	Three months ended September 30,			Nine months ended September 30,
	2009	2008	% change	2009	2008	% change
	(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (loss) (1)	$ 46.9	$ (38.5)	(221.7)%	$ 136.1	$ 54.1	151.5%

Gross premiums written	$ 174.6	$ 173.2	0.8%	$ 864.8	$ 686.6	25.9%

Net premiums earned	$ 195.5	$ 188.6	3.6%	$ 555.3	$ 465.7	19.3%

Combined ratio	77.0%	129.1%		75.3%	94.8%

Total return on investments	2.0%	(7.2)%		3.1%	(6.6)%

1Operating income (loss) is defined as net income (loss) attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

“Flagstone’s third quarter results continue our excellent performance in 2009,” said David Brown, Flagstone Chief Executive Officer.  “Our core underwriting results were again strong this quarter, and we continue to develop a geographically diversified business as well as further expand our specialty lines, and our Lloyds business.  In the quarter, our global platform generated a loss ratio of 41.0%, creating an underwriting profit of $48.5 million.  This result is especially noteworthy considering the continued growth of our non-catastrophe business, which now accounts for 49% of our portfolio.  A low loss ratio, when combined with our ability to achieve a high premium to surplus ratio means our shareholders will benefit from quality book value growth over time.”

Mr. Brown continued, “We believe we are focused on the best rated lines of business in our industry and continuously optimize our portfolio by allocating capacity across lines, clients, programs and layers as opportunities arise.  Some rates have softened slightly from historically high levels but continue to significantly exceed our internal return targets.”

“We were pleased with our book value growth this quarter and we continue to generate excellent underwriting performance with a conservatively positioned asset portfolio,” said Mark Byrne, Flagstone Chairman. “Since Flagstone’s inception, we have generated 20% rates of top-line growth and industry-leading loss ratios. The Company continues to maintain strong capital adequacy and, while we have maintained a strong balance sheet, we have the ability to deploy our growing capital base to attractive opportunities without incremental expense. Many cedants are trying to diversify their reinsurance purchases away from large shares with the largest reinsurers; this has caused some shifting in programs that have been with the same panel of reinsurers for many years. Obviously, this kind of change benefits the high quality, younger companies, and in 2009 we have gained new business from some of the industry’s most demanding cedants. Our high offer-to-bind ratio means we are one of the more selective reinsurers, another advantage of our size and platform. While we like profitable growth, we have no pressure for top-line growth at the expense of profitability.”

“Q3 2009 is of course a welcome contrast to the third quarter in 2008, which was our only very disappointing quarter since we started operations in 2006. The losses in 2008 were on the investment side; we had little credit risk, but we did have 30% of assets in global equities and commodities. We derisked the portfolio, and have amended our investment guidelines so that 85% or more of Flagstones assets will henceforth be in high grade bonds and cash. While we recognize that leaves some money on the table during a rally, it also means that Flagstone is now a purer play on underwriting skill and proprietary technology.”

“We continue to look at ways to leverage our platform and provide value to shareholders,” Mr. Byrne concluded.  “As significant shareholders in the company, our executive team’s interests remain strongly aligned with those of all Flagstone shareholders, and we will continue to make decisions that result in growth and value creation.”

Summary of unaudited consolidated financial data for the periods is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$174,590	$173,219	$864,784	$686,643
Net premiums written	$134,809	$151,235	$689,592	$610,210
Net premiums earned	$195,517	$188,641	$555,328	$465,665
Net investment income	$10,779	$16,056	$19,672	$48,031
Loss and loss adjustment expenses	$80,175	$199,768	$214,410	$295,833
Net income (loss) attributable to Flagstone	$67,130	$(186,548)	$170,687	$(111,740)
Total Flagstone shareholders' equity	$1,137,615	$1,084,419	$1,137,615	$1,084,419
Combined ratio (1)	77.0%	129.1%	75.3%	94.8%
Basic earnings (loss) per share	$0.80	$(2.18)	$2.01	$(1.31)
Diluted earnings (loss) per share (2)	$0.80	$(2.18)	$2.01	$(1.31)
Basic book value per share	$13.69	$12.68	$13.69	$12.68
Diluted book value per share	$13.20	$12.62	$13.20	$12.62
Change in basic book value per share (3)	6.6%	(14.9)%	18.7%	(9.6)%
Change in diluted book value per share (3)	6.5%	(12.7)%	17.5%	(8.1)%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended September 30, 2009 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,813,585 PSU’s expected to vest under the PSU plan as at September 30, 2009.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus accumulated dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to Flagstone’s shareholders’ equity is presented at the end of this release.

Results of Operations

Underwriting results

Reinsurance segment

Gross premiums written for the Company’s reinsurance segment in the three and nine months ended September 30, 2009 were $132.3 million and $715.5 million, respectively, compared to $164.1 million and $653.6 million, respectively, for the same periods in 2008, which represents a (decrease) and increase in gross premiums written of $(31.8) and $61.9 million, or (19.4)% and 9.5%, respectively. The decrease in the three months ended September 30, 2009, was mainly due to a decrease of $22.1 million in reinstatement premiums in the current quarter due to the absence of significant losses in the current quarter compared to the same period last year in which we had incurred losses due to more catastrophic events, including gross losses related to Hurricane Gustav ($13.1 million) and Hurricane Ike ($129.6 million). The increase in the nine months ended September 30, 2009, is primarily due to the contribution of $38.0 million from Flagstone Africa and Flagstone Alliance, which were not subsidiaries in 2008, as well as from the rate level increases on catastrophe exposed treaties, in both North America and International.

The gross premiums written in the third quarter of 2009 include $69.7 million for property catastrophe, $31.7 million for other property and $30.9 million for specialty, compared to $81.8 million, $40.2 million and $33.5 million, respectively, for the same quarter in 2008.

Reinsurance premiums ceded for the three months ended September 30, 2009 and 2008, were $24.2 million and $18.3 million (18.3% and 11.2% of gross reinsurance premiums written), respectively, representing an increase of $5.9 million. Reinsurance premiums ceded for the nine months ended September 30, 2009 and 2008, were $120.6 million and $38.7 million (16.9% and 5.9% of gross reinsurance premiums written), respectively, representing an increase of $81.9 million. The increase in amount of reinsurance premiums ceded was designed to increase the Company’s underwriting capacity and provide additional protection against potential high severity loss events.

Reinsurance net premiums earned were $173.4 million for the three months ended September 30, 2009, compared to $186.0 million for the three months ended September 30, 2008, representing a decrease of $12.6 million, or 6.8%, mainly due to the decrease in reinstatement premiums as mentioned above, which are fully earned in the period. Reinsurance net premiums earned were $512.1 million for the nine months ended September 30, 2009, compared to $455.0 million for the same period in 2008, representing an increase of $57.1 million, or 12.5%. The increase is primarily due to higher levels of premium writings.

Flagstone’s reinsurance segment reported a combined ratio of 73.5% for the third quarter of 2009 compared to 128.5% for the third quarter of 2008.  The combined ratio for the nine months ended September 30, 2009, was 71.3% compared to 94.4% for the same period in 2008.

Loss and loss adjustment expenses were $69.1 million for the third quarter of 2009, representing a loss ratio of 39.9% compared to $198.1 million and a loss ratio of 106.5% for the same period in 2008.  The decrease in the loss ratio from the third quarter of 2008 was primarily due to the absence of significant losses in the current quarter compared to the same period last year in which the Company incurred losses due to more catastrophic events, including gross losses related to Hurricane Gustav ($13.1 million) and Hurricane Ike ($129.6 million). Based on updated estimates provided by clients and brokers, Flagstone has recorded net favorable developments for prior period loss events of $0.4 million, related to small releases on several catastrophe events.

Loss and loss adjustment expenses were $189.3 for the nine months ended September 30, 2009, representing a loss ratio of 37.0%, compared to $294.0 million and a loss ratio of 64.6% for the same period in 2008.

Flagstone’s reinsurance segment acquisition cost ratio was 17.3% for the third quarter of 2009, compared to 14.5% for the same period in 2008.  The increase in the acquisition cost ratio in the three months ended September 30, 2009, compared to the same period in 2008 is primarily a result of lower acquisition costs on reinstatement premiums impacting the third quarter of 2008 and higher profit commissions in the current quarter due to the absence of catastrophe events. The acquisition cost ratio for the nine months ended September 30, 2009 was 17.7%, compared to 16.5% for the same period in 2008.

General and administrative expenses for the three and nine months ended September 30, 2009, were $28.2 million and $85.1 million, respectively, compared to $13.9 million and $60.7 million, respectively,  for the same periods in 2008.  The increase in the three months ended September 30, 2009, is mainly due to the increase in stock compensation expense of $14.8 million as we had recorded negative expenses of $11.6 million in the three months ended September 30, 2008, due to the significant loss incurred in that period, compared to an expense of $3.2 million in the current quarter. The increase in the nine months ended September 30, 2009, compared to the same period in 2008 is primarily due to the stock compensation increase noted above and to the increased costs associated with the acquisitions of Flagstone Africa and Flagstone Alliance during the second and third quarter of 2008, respectively.

Lloyd’s Segment

As a result of the acquisition of Marlborough, the managing agency for Lloyd’s Syndicate 1861, in November 2008, the Company established a new reporting segment.  Syndicate 1861 began writing business for the benefit of Flagstone effective January 1, 2009.  As such, there are no comparative numbers for the prior year.  The net underwriting loss for the Lloyd’s segment for the three and nine months ended September 30, 2009, amounted to $0.1 million and $2.0 million, respectively. Due to the start up nature of the 2009 year of account for Syndicate 1861, the level of earned premium income is slowly ramping up with new business writings, placing strain on the underwriting results as the Company has incurred expenses for the full periods. In addition, due to the start up nature, there is a very limited level of funds available and therefore minimal investment income has been earned to date.

Gross premiums written for the three and nine months ended September 30, 2009, were $24.4 million and $109.9 million, respectively, and consist primarily of property and specialty lines.  For the three and nine months ended September 30, 2009, the property line gross premiums written were $2.7 million and $8.6 million, respectively, and the specialty lines were $21.7 million and $101.3 million, respectively, for the same periods.

Premiums ceded for the three and nine months ended September 30, 2009 were $10.2 million and $21.8 million, respectively (41.8% and 19.8% of gross premiums written, respectively). In the normal course of its business, the Company purchases reinsurance in order to manage its exposures. The amount and type of reinsurance that the Company enters into is dependent on a variety of factors, including the cost of a particular reinsurance cover and the nature of its gross premiums written during a particular period.

Net premiums earned for the three and nine months ended September 30, 2009, totaled $18.3 million and $38.5 million, respectively. The net premiums earned are a function of the timing and amount of premiums written and given the start up nature of the syndicate’s writings, premiums earned are small relative to the writings during the current quarter and year to date.

Other related income, derived from services provided to syndicates and third parties, totaled $1.5 million and $3.9 million, respectively, for the three and nine months ended September 30, 2009.

Loss and loss adjustment expenses for the three and nine months ended September 30, 2009, amounted to $11.0 million and $24.3 million, respectively. There were no significant loss events recorded during the three and nine months ended September 30, 2009.

Acquisition costs for the three and nine months ended September 30, 2009, totaled $4.6 million and $8.5 million, respectively, for an acquisition cost ratio of 25.4% and 22.2%, respectively.

General and administrative expenses for the three and nine months ended September 30, 2009 were $4.2 million and $11.5 million, respectively. General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.

Insurance segment

The net underwriting income (loss) for the third quarter ended September 30, 2009, amounted to $1.5 million compared to $(0.2) million for same period in 2008. For the nine months ended September 30, 2009, underwriting income totaled $0.9 million compared to $0.8 million for the same period in 2008.

Gross premiums written were $28.2 million and $70.0 million, respectively, for the three and nine months ended September 30, 2009, compared to $17.7 million and $63.5 million, respectively, for the same periods ended September 30, 2008.  The increase is primarily related to continued growth in the Cayman Islands, Bahamas and Turks and Caicos, partially offset by a reduction in premiums as a result of the cessation of business of the Company’s agent in Jamaica.  Contracts are written on a per risk basis and consist primarily of property lines. Seasonality is inherent for most Caribbean insurers given that the storm season begins June 1 and concludes November 30.

Insurance premiums ceded for the three and nine months ended September 30, 2009, were $15.6 million and $63.5 million, respectively, compared to $12.2 million and $68.2 million, respectively, for the same periods ended September 30, 2008.

Net premiums earned for the three and nine months ended September 30, 2009, were $3.8 million and $4.7 million, respectively, compared to $2.7 million and $10.7 million, respectively, for the same periods ended September 30, 2008. The decrease in net premiums earned for the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008 is primarily due to the difference in the reinsurance program in place for both years.

Loss and loss adjustment expenses, acquisition costs and general and administrative expenses incurred totaled $6.4 million and $18.6 million, respectively, for the three and nine months ended September 30, 2009, compared to $7.7 million and $18.1 million, respectively, for the three and nine months ended September 30, 2008.

Investment results

The total return on the Company’s investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and nine months ended September 30, 2009, the total return on invested assets was 2.0% and 3.1%, respectively compared to (7.2)% and (6.6)%, respectively, for the three and nine months ended September 30, 2008. The Company modified its asset allocation significantly in the fourth quarter of 2008, and therefore, the results for the periods ended September 30, 2009 and September 30, 2008, are not directly comparable.

Net investment income

Net investment income for the three months ended September 30 2009, was $10.8 million, compared to $16.1 million for the same period in 2008, a decrease of $5.3 million. The decrease is principally due to lower amortization on the Treasury Inflation Protection Securities (“TIPS”) in the current period as compared to the same period of 2008 caused by lower inflation index and also by lower short-term interest rates in 2009 and 2008.

Net investment income for the nine months ended September 30, 2009, was $19.7 million compared to $48.0 million for the same period in 2008, a decrease of $28.3 million.  The decrease is due to the decline in interest rates from 2008 to 2009 and also to the negative amortization on the TIPS in the first three months of 2009.  This negative amortization was caused by the impact of negative inflation index. It should be noted that the Company’s TIPS portfolio generated positive total returns of 7.1% for the nine months ended September 30, 2009.  However, this return is recorded as $1.9 million of negative amortization income and $21.7 million of realized and unrealized gains.  In comparison, for the nine months ended September 30, 2008, the return was 1.8% which was recorded as $14.6 million of positive amortization income and $2.2 million of realized and unrealized losses respectively.  Flagstone’s net investment income may be impacted by movements in inflation rates.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s investment portfolio for the three months and nine months ended September 30, 2009, amounted to $21.3 million and $26.5 million, respectively, compared to net realized and unrealized losses of $138.7 and $160.4 million, for the three and nine months ended September 30, 2008, respectively.  The gains in the three and nine months ended September 30, 2009, are attributed to positive performance on commodity futures and unrealized gains on the TIPS portfolio. The losses for the three and nine months ended September 30, 2008, are attributable to the negative performance of global equity markets.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivative instruments such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains (losses) - other amounted to $1.4 million and $11.3 million, respectively, for the three and nine months ended September 30, 2009 compared to $(1.0) million and $(2.1) million, respectively, for the same periods in 2008.

The primary components of the $1.4 million and $11.3 million gains for the three and nine months ended September 30, 2009, are as follows:

Three months ended September 30, 2009		Nine months ended September 30, 2009
Balance sheet hedge:
- foreign currency forwards, hedges on reinsurance balances and ineffective piece of Flagstone’s designated hedges on investments in subsidiaries:	$0.1 million	$8.8 million
- foreign currency swaps on Flagstone’s subordinated debt:	$0.8 million	$1.0 million
Total premium earned on other reinsurance derivatives	$0.4 million	$1.5 million

Interest expense

Interest expense was $2.8 million and $9.5 million, respectively, for the three and nine months ended September 30, 2009, compared to $3.7 million and $13.7 million, respectively, for the same periods in 2008.  The decrease in interest expense for the three and nine months ended September 30, 2009, compared to the same periods in 2008, is primarily related to the decrease in short term interest rates from period to period and the repurchase of $11.3 million of principal amount of the Company’s outstanding $100.0 million Notes during the second quarter of 2008.

Flagstone shareholders’ equity

At September 30, 2009, Flagstone’s shareholders' equity was $1.1 billion and diluted book value per share was $13.20.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure, and a reconciliation of this measure to Flagstone’s shareholders’ equity is presented at the end of this release. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Additional information

The Company will host a conference call on Tuesday, November 3, 2009, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.com.

Please refer to the unaudited September 30, 2009, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three and nine month periods ended September 30, 2009 and September 30, 2008 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
REVENUES
Gross premiums written	$174,590	$173,219	$864,784	$686,643
Premiums ceded	(39,781)	(21,984)	(175,192)	(76,433)
Net premiums written	134,809	151,235	689,592	610,210
Change in net unearned premiums	60,708	37,406	(134,264)	(144,545)
Net premiums earned	195,517	188,641	555,328	465,665
Net investment income	10,779	16,056	19,672	48,031
Net realized and unrealized gains (losses) - investments	21,286	(138,677)	26,469	(160,428)
Net realized and unrealized gains (losses) - other	1,373	(1,039)	11,273	(2,144)
Other income	4,269	1,418	11,771	5,269
Total revenues	233,224	66,399	624,513	356,393

EXPENSES
Loss and loss adjustment expenses	80,175	199,768	214,410	295,833
Acquisition costs	35,224	27,452	99,464	78,827
General and administrative expenses	35,266	16,271	104,144	67,034
Interest expense	2,814	3,722	9,490	13,671
Net foreign exchange losses (gains)	2,390	8,331	3,125	3,262
Total expenses	155,869	255,544	430,633	458,627

Income (loss) before income taxes and interest in earnings of equity investments	77,355	(189,145)	193,880	(102,234)
Provision for income tax	(532)	(585)	(76)	(1,892)
Interest in loss of equity investment	(370)	(475)	(1,048)	(475)
Net Income (Loss)	76,453	(190,205)	192,756	(104,601)
Less: (Income) loss attributable to noncontrolling interest	(9,323)	3,657	(22,069)	(7,139)
NET INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$67,130	$(186,548)	$170,687	$(111,740)

Net income (loss)	$76,453	$(190,205)	$192,756	$(104,601)
Change in currency translation adjustment	(4,656)	5,833	2,610	1,130
Change in defined benefit pension plan obligation	480	57	159	(465)
Comprehensive Income (Loss)	72,277	(184,315)	195,525	(103,936)
Less: Comprehensive (income) loss attributable to noncontrolling interest	(9,577)	3,657	(23,899)	(7,139)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$62,700	$(180,658)	$171,626	$(111,075)

Weighted average common shares outstanding—basic	84,004,784	85,499,283	84,711,027	85,479,861
Weighted average common shares outstanding—diluted	84,176,602	85,499,283	84,909,340	85,479,861
Basic earnings (loss) per common share	$0.80	$(2.18)	$2.01	(1.31)
Diluted earnings (loss) per common share	$0.80	$(2.18)	$2.01	(1.31)
Dividends declared per common share	$0.04	$0.04	$0.12	0.12

Segment Reporting (unaudited) – For the three and nine month periods ended September 30, 2009 and September 30, 2008 (expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended September 30, 2009										Three Months Ended September 30, 2008
	Reinsurance		Lloyd's		Insurance		Inter segment Eliminations (1)		Total		Reinsurance		Insurance		Inter segment Eliminations (1)	Total

Gross premiums written	$132,274	#	$24,356		$28,215		$(10,255)		$174,590		$164,087		$17,710		$(8,578)	$173,219
Premiums ceded	(24,168)	#	(10,243)		(15,621)		10,251		(39,781)		(18,338)		(12,224)		8,578	(21,984)
Net written premiums	108,106	#	14,113		12,594		(4)		134,809		145,749		5,486		-	151,235
Net premiums earned	$173,408	#	$18,291		$3,818		$-		$195,517		$185,984		$2,657		$-	$188,641
Other related income	1,037	#	1,454		4,127		(2,956)		3,662		(326)		4,827		(3,219)	1,282
Loss and loss adjustment expenses	(69,134)	#	(11,012)		(29)		-		(80,175)		(198,082)		(1,686)		-	(199,768)
Acquisition costs	(29,972)	#	(4,648)		(3,560)		2,956		(35,224)		(27,078)		(3,593)		3,219	(27,452)
General and administrative expenses	(28,237)	#	(4,187)		(2,842)		-		(35,266)		(13,911)		(2,360)		-	(16,271)
Underwriting Income (Loss)	$47,102	#	$(102)		$1,514		$-	#	$48,514		$(53,413)		$(155)		$-	$(53,568)
Loss ratio (2)	39.9%		60.2%		0.4%				41.0%		106.5%		22.5%			105.9%
Acquisition cost ratio (2)	17.3%		25.4%		44.8%				18.0%		14.5%		48.0%			14.6%
General and administrative expense ratio (2)	16.3%		22.9%		35.8%				18.0%		7.5%		31.5%			8.6%
Combined ratio (2)	73.5%		108.5%		81.0%				77.0%		128.5%		102.0%			129.1%
(1) Inter segment eliminations for 2009 relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.

(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

	Nine Months Ended September 30, 2009										Nine Months Ended September 30, 2008
	Reinsurance		Lloyd's		Insurance		Inter segment Eliminations (1)		Total		Reinsurance		Insurance		Inter segment Eliminations (1)	Total

Gross premiums written	$715,532	#	$109,949	#	$70,025	#	$(30,722)	#	$864,784	#	$653,603	#	$63,488	#	$(30,448)	$686,643
Premiums ceded	(120,610)	#	(21,767)	#	(63,535)	#	30,720	#	(175,192)	#	(38,696)	#	(68,185)	#	30,448	(76,433)
Net written premiums	594,922	#	88,182	#	6,490	#	(2)	#	689,592	#	614,907	#	(4,697)	#	-	610,210
Net premiums earned	$512,139	#	$38,495	#	$4,694	#	$-	#	$555,328	#	$454,991	#	$10,674	#	$-	$465,665
Other related income	3,541	#	3,887	#	14,815	#	(10,239)	#	12,004	#	456	#	8,162	#	(6,067)	2,551
Loss and loss adjustment expenses	(189,279)	#	(24,331)	#	(800)	#	-	#	(214,410)	#	(294,036)	#	(1,797)	#	-	(295,833)
Acquisition costs	(90,867)	#	(8,532)	#	(10,304)	#	10,239	#	(99,464)	#	(74,909)	#	(9,985)	#	6,067	(78,827)
General and administrative expenses	(85,129)	#	(11,484)	#	(7,531)	#	-	#	(104,144)	#	(60,731)	#	(6,303)	#	-	(67,034)
Underwriting Income (Loss)	$150,405	#	$(1,965)	#	$874	#	$-	#	$149,314	#	$25,771	#	$751	#	$-	$26,522
Loss ratio (2)	37.0%		63.2%		4.1%				38.6%		64.6%		9.5%			63.5%
Acquisition cost ratio (2)	17.7%		22.2%		52.8%				17.9%		16.5%		53.0%			16.9%
General and administrative expense ratio (2)	16.6%		29.8%		38.6%				18.8%		13.3%		33.5%			14.4%
Combined ratio (2)	71.3%		115.2%		95.5%				75.3%		94.4%		96.0%			94.8%

(1) Inter segment eliminations for 2009 relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.

(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Consolidated Condensed Balance Sheets as at September 30, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars, except share data)

	As at September 30,		As at December 31,
	2009		2008
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2009 - $1,212,502 ; 2008 - $787,792)	$1,250,939		$784,355
Short term investments, at fair value (Amortized cost: 2009 - $197,594; 2008 - $30,491)	202,711		30,413
Other investments	49,756		59,968
Total Investments	1,503,406		874,736
Cash and cash equivalents	334,730		783,705
Restricted cash	52,370		42,403
Premium balances receivable	376,584		218,287
Unearned premiums ceded	80,907		31,119
Reinsurance balances receivable	37,886		30,855
Accrued interest receivable	9,318		7,226
Receivable for investments sold	27,410		9,634
Deferred acquisition costs	67,088		44,601
Goodwill and intangibles	52,162		50,014
Other assets	102,006		123,390
Total Assets	$2,643,867		$2,215,970

LIABILITIES
Loss and loss adjustment expense reserves	$471,954		$411,565
Unearned premiums	459,087		270,891
Insurance and reinsurance balances payable	65,974		31,123
Payable for investments purchased	37,944		7,776
Long term debt	252,774		252,575
Other liabilities	60,173		58,577
Total Liabilities	1,347,906		1,032,507

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2009 - 84,864,844; 2008 - 84,801,732)	849		848
Common shares held in treasury, at cost (2009 - 2,000,000; 2008 - nil)		(20)	-
Additional paid-in capital	887,829		897,344
Accumulated other comprehensive loss		(7,332)		(8,271)
Retained earnings	256,289		96,092
Total Flagstone Shareholders' Equity	1,137,615		986,013
Noncontrolling Interest in Subsidiaries	158,346		197,450
Total Equity	1,295,961		1,183,463
Total Liabilities and Equity	$2,643,867		$2,215,970

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, Performance Share Units (“PSU”) and Restricted Share Units (“RSU”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at September 30, 2009 and December 31, 2008.

Book Value per Share (unaudited)

	As at September 30,	As at September 30,
	2009	2008
	($ in thousands, except share and per share data)

Flagstone Shareholders' Equity	$1,137,615	$1,084,419
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone Shareholders' Equity	$1,137,615	$1,084,419

Common shares outstanding - end of period	82,864,844	85,346,325
Vested RSUs	205,157	152,958
Total Common shares outstanding - end of period	83,070,001	85,499,283

Potential shares to be issued:
PSUs expected to vest	2,813,585	105,822
RSUs outstanding	328,096	301,746
Conversion of warrant (2)	-	-
Common Shares Outstanding - Diluted	86,211,682	85,906,851

Basic book value per share	$13.69	$12.68

Diluted book value per share	$13.20	$12.62

(1) No proceeds due when exercised
(2) Below strike price - not dilutive